                                   EXHIBIT 11

              Statement Regarding Computation of Per Share Earnings

SouthFirst Bancshares, Inc.
Computation of Per Share Earnings (Loss)



                                               Year Ended September 30,
                                        --------------------------------------
                                          1998          1997           1996
                                          ----          ----           ----
Weighted average outstanding shares ...  931,195       795,479        810,997

Net income (loss) .....................  634,874      $495,499      $ (16,656)

Net income (loss) per common share .... $   0.67      $   0.62      $   (0.02)



                                       77